EXHIBIT 10.1

Champion Industries, Inc.

Limited Forbearance Agreement and Third Amendment to Credit Agreement

This Limited Forbearance Agreement and Third Amendment to Credit Agreement (herein, the “Agreement”) is entered into as of December  28, 2011, by and among Champion Industries, Inc. (the “Borrower”), Mr. Marshall Reynolds, individually (the “Shareholder”), each of the undersigned Guarantors (“Guarantors”), the Lenders party hereto, and Fifth Third Bank, an Ohio banking corporation, as a Lender, L/C Issuer, and Administrative Agent for the Lenders (the “Administrative Agent”).

Recitals:

A.The Borrower, the Lenders, and the Administrative Agent are party to a Credit Agreement, dated as of September 14, 2007 (as such agreement has been amended and may further be amended, supplemented and otherwise modified from time to time, the “Credit Agreement”).

B.The Borrower, the Administrative Agent and Marshall Reynolds, individually (the “Shareholder”), are party to a Contribution Agreement and Cash Collateral Security Agreement, dated as of March 31, 2010 (as such agreement may be amended, supplemented and otherwise modified from time to time, the “Contribution Agreement”).

C.The Guarantors have entered into that certain Guaranty Agreement dated as of September 14, 2007 (the “Guaranty”).

D.The Borrower is not in compliance with (i) the Leverage Ratio requirement of Section 6.20(a) of the Credit Agreement for the period ending October 31, 2011 and as may occur on January 31, 2012 and April 30, 2012, (ii) the Fixed Charge Coverage Ratio requirement of Section 6.20(b) of the Credit Agreement for the period ending October 31, 2011 and as may occur on January 31, 2012 and April 30, 2012 (collectively, the “Fixed Charge Designated Default”), and (iii) the Minimum EBITDA requirement of Section 6.20(d) of the Credit Agreement for the period ending October 31, 2011 (including the requirement of Section 6.20(d)(ii) as set forth in Section 9(k) below) (collectively, the “Designated Defaults”).

E.The Lenders are not willing to waive the Designated Defaults.

F.Notwithstanding the Designated Defaults, the Borrower has requested the Administrative Agent and the Lenders, during the Forbearance Period (defined below), (i)  temporarily forbear from exercising certain rights and remedies under the Credit Agreement, the other Loan Documents and applicable law with respect to such Designated Defaults, and (ii) continue to make Revolving Loans available to the Borrower in accordance with the provisions of Section 2.2 of the Credit Agreement.

G.Subject to the terms and conditions set forth herein, and in order to accommodate the Borrower’s request, during and only during the Forbearance Period, the Lenders are willing to (i) temporarily forbear from exercising certain of their default-related rights and remedies against the Borrower available solely by reason of the Designated Defaults, and (ii) continue to advance Revolving Loans in accordance with the provisions of Section 2.2 of the Credit Agreement.

H.This Agreement shall constitute a Loan Document and these Recitals shall be construed as part of this Agreement.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Incorporation of Recitals; Defined Terms.  The Borrower acknowledges that the Recitals set forth above are true and correct in all material respects.  The defined terms in the Recitals set forth above are hereby incorporated into this Agreement by reference.  All other capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

2.Amounts Owing.  The Borrower acknowledges, confirms and agrees that the aggregate principal amount of Loans and Letters of Credit as of December 28, 2011 (immediately prior to the effectiveness of this Agreement) is $47,609,720 ($37,884,224.03 in Term Loans, $9,725,495.87 in Revolving Loans, $-0- in Swing Loans, and $-0- in outstanding Letters of Credit) [numbers to be verified as of execution date].  All such Loans and Reimbursement Obligations and any future Loans and Reimbursement Obligations, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges now or hereafter payable by the Borrower to the Administrative Agent or the Lenders, are unconditionally owing by the Borrower to the Administrative Agent and the Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever, all of which are hereby waived by the Borrower.

3.    Acknowledgment of Defaults.  The Borrower hereby acknowledges and agrees that (i) the Designated Defaults have occurred and are continuing, each of which constitutes an Event of Default, and, as a result of the Designated Defaults, as well as any other Defaults or Events of Default that may exist, the Administrative Agent and the Lenders are entitled to exercise any and all default-related rights and remedies under the Credit Agreement, other Loan Documents and/or applicable law, including without limitation, making a determination not to make further Loans or incur further Letter of Credit Obligations, to terminate the Commitments, to accelerate the Obligations, to exercise rights against Collateral, to enforce Liens granted under the Collateral Documents, or to exercise any other rights or remedies that may be available under the Loan Documents or under applicable law, and (ii) that the Borrower has no valid defense to the enforcement of such default-related rights and remedies.

4.   Administrative Agent Discretion.  The Borrower hereby acknowledges and agrees that the terms “acceptable” or “satisfactory” to the Administrative Agent or words of similar import when used in this Agreement without further qualification refer to the Administrative Agent’s sole and unilateral discretion.

5.   Forbearance.  (a) As used herein, the term “Forbearance Period” shall mean the period commencing on the date hereof and ending on the earlier to occur of (i) April 30, 2012 (5:00 p.m. New York time) and (ii) the occurrence of any one or more of the following events:  (A) the occurrence of any Default or Event of Default under the Credit Agreement, other than the Designated Defaults; (B) any failure by the Borrower for any reason to comply with any term, condition, or provision contained in this Agreement; (C) any failure by any other party to this Agreement, other than the Administrative Agent, Lenders or Borrower, for any reason to comply with any term, condition, or provision contained in this Agreement; (D) any representation made by the Borrower, any Guarantor or the Shareholder in this Agreement or pursuant to it proves to be incorrect or misleading in any material respect when made; (E) any Material Adverse Effect shall occur as determined in good faith by the Administrative Agent or the Required Lenders; and (F) any act of fraud, intentional misrepresentation, criminal misconduct or gross negligence by the Borrower, any Guarantor or the Shareholder.  The occurrence of any of the events set forth in clauses (A) through (F) above shall constitute an immediate Event of Default under the Credit Agreement and the Forbearance Period is automatically terminated and the Administrative Agent and Lenders are then permitted and entitled under Section 7 of the Credit Agreement, among other things, to decline to provide additional credit to the Borrower, to permanently terminate the Commitments, to accelerate the Obligations, to require cash collateral for outstanding Letters of Credit, and to exercise any other rights and remedies that may be available under the Loan Documents or applicable law.

 (b) During the Forbearance Period, neither the Administrative Agent nor any Lender will take action, on account of the Designated Defaults only, (i) to accelerate the maturity of the Loans, to terminate the Commitments, or to otherwise enforce payment of the Obligations of the Borrower under the Loan Documents, or (ii) other than as set forth herein, to exercise any other rights and remedies available to them under the Loan Documents or applicable law.  Automatically and without any notice or action by the Administrative Agent or the Lenders, upon termination or expiration of the Forbearance Period, the Administrative Agent and the Lenders shall be entitled (but not required) to exercise any of the rights and remedies with respect to the Designated Defaults (or otherwise) available to them under the Loan Documents or applicable law.

6.   Revolving Credit.  During the Forbearance Period, the Administrative Agent shall continue to make additional Revolving Loans available to the Borrower in accordance with Section 2.2 of the Credit Agreement and as provided for herein.  Any request for credit under the Revolving Credit during the Forbearance Period shall be subject to the satisfaction of the conditions precedent set forth in Section 3.1 of the Credit Agreement, except to the extent non-compliance with the conditions set forth therein relate solely to the Designated Defaults.

7.   Principal Payments.  The Borrower shall continue to pay all principal on the Loans and Reimbursement Obligations on all Letters of Credit when due, including, without limitation, the Borrower shall continue to make all scheduled payments of principal on the Term Loans as and when due under the Credit Agreement (except for any excess cash flow payment which may be due).

8.   Interest and Fee Payments.  The Borrower will keep interest and fees current on the Loans and Letters of Credit.

9.   Additional Agreements.  In order to induce the Administrative Agent and Lenders into this Agreement, the Borrower further agrees that:

(a)  CRA Engagement Letter.  On or before December 31, 2011, and pursuant to an authorizing resolution of the Borrower’s board of directors (in form and substance satisfactory to the Administrative Agent), the Borrower shall deliver to the Administrative Agent a fully executed engagement letter between the Borrower and [Conway], [Phoenix] or another Person reasonably acceptable to the Administrative Agent (and the Borrower shall have made such Person available for discussions with the Administrative Agent prior to its engagement), on terms and conditions acceptable to the Administrative Agent, providing for the retention of such Person to serve in the capacity as a chief restructuring advisor (“CRA”) to the Borrower to conduct due diligence and to assist the Borrower with developing and proposing a written restructuring plan for the Borrower’s business operations (the “Proposed Restructuring Plan”) (the “CRA Engagement Letter”).  The Borrower shall not terminate or otherwise modify the terms of the CRA Engagement Letter without the prior written consent of the Administrative Agent.  The Borrower shall, and shall cause its officers, directors, employees and advisors to (i) cooperate with the CRA throughout the development and delivery of the Proposed Restructuring Plan and (ii) direct the CRA to answer reasonable inquiries of, and meet with, the Administrative Agent or Lenders, or their representatives, advisors or Consultants (as defined below), regarding the Proposed Restructuring Plan at such times as may be reasonably requested.  The parties hereto agree that (x) neither the Administrative Agent nor any Lender (A) influenced or will influence the Borrower in its selection of the CRA or the development and delivery of the Proposed Restructuring Plan nor (B) shall be in any way responsible for any advice that is given or that fails to be given by the CRA to the Borrower and (y) the CRA’s duty of loyalty shall at all times be to the Borrower and neither the Administrative Agent nor any Lender, or any Consultant, shall be deemed to control the CRA by virtue of their communications with the CRA or otherwise.  For avoidance of doubt, nothing herein shall preclude or limit the rights of the Administrative Agent and Lenders to directly retain financial advisors and Consultants in accordance with the terms of the Loan Documents.

(b)  Delivery of Proposed Restructuring Plan.  The Borrower shall provide the Administrative Agent with the terms of a written Proposed Restructuring Plan, which shall be supported in all respects by the CRA, on or before February, 15, 2012.  Nothing in this provision or Agreement shall be deemed to be an acknowledgement or approval of, or consent or agreement to enter into, any Proposed Restructuring Plan by the Administrative Agent or any of the Lenders; all of the Administrative Agent’s and Lenders’ rights with respect to any Proposed Restructuring Plan are fully reserved and not waived.

(c)   Information Access; Cooperation with Consultant.  Any financial advisor or consultant (“Consultant”) retained by the Administrative Agent or its counsel, beginning February 1, 2012, shall have reasonable access to the offices, properties, business records, accounting systems, officers, CRA, and senior management of the Borrower and its Subsidiaries at such reasonable times during normal business hours and as often as may be reasonably requested.  The Borrower agrees to reasonably respond and shall cause its officers, directors, senior management and employees of the Borrower, advisors and the CRA to (i) reasonably cooperate with the Consultant as it undertakes its responsibilities during the Forbearance Period and respond to reasonable information requested by the Consultant; and (ii) meet with the Consultant at such reasonable times during normal business hours and as often as may be reasonably requested.  All fees, expenses and costs related to the Consultant shall be paid by Borrower, provided, however, the Borrower shall only be obligated to pay a maximum amount of $200,000 for services rendered by such Consultant during the Forbearance Period.

(d)   Forbearance Fee. Borrower shall pay a forbearance fee due at the Third Amendment Effective Date (defined below) to each Lender party to this Agreement an amount equal to 0.10 % of such Lender’s then-outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments, measured after giving effect to Section 9(g) hereof.

(e)   Application of Cash Collateral.  The Borrower and Shareholder each separately agrees, acknowledges and confirms that $2.0 million of the cash held in the Cash Collateral Account, as defined in the Contribution Agreement, shall be applied on the Third Amendment Effective Date by the Administrative Agent to the outstanding Term Loans in the inverse order of maturity, which payment, subject to the following sentence, shall satisfy in full (i) any Fixed Charge Violation (as defined in the Contribution Agreement) during the Forbearance Period or resulting from the Fixed Charge Designated Default and (ii) any Excess Cash Flow payment due during the Forbearance Period pursuant to Section 2.8(b)(iii) of the Credit Agreement, in each instance regardless of the amount during the Forbearance Period to which the Lenders would be entitled (a) to withdraw from the Cash Collateral Account pursuant to the Contribution Agreement with respect to any Fixed Charge Violation during the Forbearance Period or resulting from the Fixed Charge Designated Default, or (b) to receive as payment from the Borrower pursuant to Section 2.8(b)(iii) of the Credit Agreement with respect to any Excess Cash Flow Payment.  Notwithstanding the previous sentence, in the event the Borrower, Administrative Agent and applicable Lenders have not by April 30, 2012 entered into a new agreement or an agreement amending or modifying this Agreement by April 30, 2012, all Designated Defaults, in addition to any other Events of Default, if any, that might arise, shall be deemed immediately existing and uncured and any remaining funds in the Cash Collateral Account shall be immediately available to the Administrative Agent for application pursuant to the Contribution Agreement.

(f)   Amended Definition of EBITDA.  The definition of “EBITDA” set forth in Section 1.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“EBITDA” means with reference to any period, Net Income for such period minus (a) non-cash ordinary and extraordinary gains for such period, plus (b) the sum of all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, (ii) federal, state, and local income taxes for such period, (iii) depreciation of fixed assets and amortization of intangible assets for such period, (iv) non-cash, non-recurring extraordinary charges for such period to the extent approved in writing by the Administrative Agent in its sole discretion, and (v) with respect to any period that includes any fiscal month of the Borrower ending on or before April 30, 2012, Restructuring Costs incurred during such period.

(g)   Amendment of Revolving Credit Commitment.  The last sentence of the defined term “Revolving Credit Commitment” set forth in Section 1.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $15,000,000 on the Third Amendment Effective Date.

(h)   New Definition of Restructuring Costs.  Section 1.1 of the Credit Agreement shall be further amended by adding the following new defined term in its appropriate alphabetical location:

“Restructuring Costs” means those cash payments made by the Borrower and its Subsidiaries for non-recurring costs and expenses arising from contracts and other commitments that the Borrower and its Subsidiaries have incurred pursuant to the Limited Forbearance Agreement and Third Amendment to Credit Agreement by and among the Administrative Agent, Lender parties thereto, Borrower, Guarantors and Shareholder (“Forbearance Agreement”), including, without limitation, (i) the forbearance fee provided for in Section 9(d) of the Forbearance Agreement, (ii) investment banking advisory fees payable to Raymond James and Associates, Inc. (“Raymond James”) pursuant to the engagement letter dated October 21, 2011 between the Borrower and Raymond James (the “RJ Engagement

Letter”), (iii) the reasonable fees and expenses of the CRA incurred pursuant to the CRA Engagement Letter, (iv) the reasonable fees and expenses of any consultant or advisor retained to conduct a valuation of the Borrower’s business, for GAAP reporting or otherwise, (v) the Borrower’s, Lender’s and Administrative Agent’s reasonable legal fees and expenses incurred in connection with the transactions contemplated by this Agreement and (vi) the reasonable fees and expenses of the Consultant retained by the Administrative Agent, provided, however, that the amounts calculated pursuant to clauses (ii), (iii), (iv) and (v) above shall, for the purposes of calculating Restructuring Costs and EBITDA, be capped at (a) $75,000 for the fiscal month ending on or about November 30, 2011; (b) $150,000 for the fiscal month ending on or about December 31, 2011; (c) $200,000 for the fiscal month ending on or about January 31, 2012; (d) $200,000 for the fiscal month ending on or about February 29, 2012; (e) $275,000 for the fiscal month ending on or about March 31, 2012; and (f) $275,000 for the fiscal month ending on or about April 30, 2012, provided, further, that, with respect to any month, any unused cap, as provided for in clauses (a) through (f) above, for that month will carry over and be added to the following month’s cap and the resulting revised monthly cap (after taking into account any such increase caused by the carry over of a prior month’s unused cap) will be the new monthly cap for the purposes of this provision.  The Borrower shall, not later than twenty (20) days after the end of each calendar month, provide the Administrative Agent with a report showing the amount of (x) the cap used for such month, (y) any unused cap that is carried over to the following month, and (z) the revised monthly cap for the following month.  For avoidance of doubt and notwithstanding the terms of the Contribution Agreement, each of the parties hereto agrees that the $2.0 million prepayment of the Term Loans required by Section 9(e) of the Forbearance Agreement shall not be deemed or considered a Restructuring Cost and such payment shall not result in any increase in EBITDA.

(i)   Definition of Third Amendment Effective Date.  The Third Amendment Effective Date shall be the date of this Agreement.

(j)   Amendment of Reserve Requirements.  The last sentence in Section 2.2 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

The Administrative Agent and the Borrower agree that, without limiting the foregoing, on the Third Amendment Effective Date, there shall be reserves against the Borrowing Base (and not against the Revolving Credit) equal to (i) $1,000,000 plus (ii) $300,000 with respect to Receivables and plus (iii) $150,000 with respect to Inventory.  Such additional reserves ($300,000 + $150,000) may be reversed based on the reasonable discretion of the Administrative Agent.

(k)   Amended Minimum EBITDA Covenant.  Section 6.20(d) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(d)   Minimum EBITDA.

(i)  The minimum EBITDA amounts for the fiscal quarters ending on or about April 30, 2010 through July 31, 2011 as set forth in the Second Amendment and Waiver to Credit Agreement by and among the Borrower, the Administrative Agent and the Lenders party thereto dated as of March 31, 2010 (the “Second Amendment to Credit Agreement”) shall remain in place and not be amended by this Agreement and, for such periods, minimum EBITDA shall remain calculated and effective in accordance with the definitions and provisions in existence prior to giving effect to this Agreement.

(ii)  The Borrower shall not, as of the last day of the fiscal quarter of the Borrower ending October 31, 2011, permit the EBITDA (as calculated pursuant to the definition of EBITDA set forth in the Second Amendment to Credit Agreement) for the twelve calendar months then ended to be less than $12,000,000.

(iii)  The Borrower shall not, as of the last day of each fiscal month of the Borrower ending on or about the dates specified below, permit the EBITDA for the period beginning on or about November 1, 2011 and ending on the month then ended to be less than:
Fiscal Month ending on or about:	EBITDA for the period beginning on or about November 1, 2011 and ending on the Month then ended shall not be less than:
November 30, 2011	$475,000
December 31, 2011	$925,000
January 31, 2012	$1,575,000
February 29, 2012	$1,990,000
March 31, 2012	$2,830,000
April 30, 2012	$3,580,000

(l)   Amendment to Schedule 1 of Compliance Certificate.  Schedule 1 to Exhibit E to the Credit Agreement shall be amended and restated in its entirety in the form of Schedule 1 to the Compliance Certificate attached hereto as Exhibit A.

(m)   Termination of Requirement to Provide Duff and Phelps Reports.  The Borrower’s obligation to supply reports prepared by Duff and Phelps pursuant to Section 6.27 of the Credit Agreement is hereby terminated.

(n)   Financial Reporting.  In addition to the existing reporting requirements under the Credit Agreement, the Borrower shall (a) deliver to the Administrative Agent, (i) not later than 20 days after the end of each calendar month, financial statements for such month, (ii) an initial 13 week cash flow projection on February 8, 2012 based on performance through February 3, 2012, and each week thereafter, not later than three (3) Business Days after the last Business Day of each week, a rolling 13-week cash flow projection, and a reconciliation of actual performance to the preceding 13-week forecast, (iii) beginning on February 8, 2012 and each week thereafter, not later than three (3) Business Days after the last Business Day of each week, consolidated bank cash balances and sales volume recorded in Borrower’s accounting systems by business unit for that week, and (iv) not later than December 31, 2011, revised projections for the first six (6) months of fiscal year 2012 that were used as the basis for revising the minimum EBITDA levels as provided for in Section 9(k) hereof, and such report shall be broken down by line item in the same manner as set forth in the budget income statement for fiscal year 2012 that was provided to the Administrative Agent, and also contain a comparison to actual 2011 figures for the same six month period; and (b) make its President, Chief Financial Officer and CRA available on a weekly basis for a conference call with the Administrative Agent and Lender to discuss any questions they may have with respect to such reporting.

(o)   Operation of Business.  During the Forbearance Period, the Borrower shall (a) continue to operate its business and affairs in the ordinary course of business except as limited or otherwise contemplated by this Agreement and (b) not use its ordinary income or its assets (including any cash on hand) other than in the operation of its business in the ordinary course of business and as limited or otherwise contemplated in this Agreement.

(p)   Distributions to Stockholders.  During the Forbearance Period, the Borrower and its Subsidiaries shall not make any cash distributions (including Stockholder Distributions) on account of any equity interests or stock.

(q)   No Asset Sales/Strategic Transactions.  During the Forbearance Period and without having first received the prior written consent of the Administrative Agent, the Borrower shall not (a) undertake or consummate any asset sale outside of the ordinary course of business or (b) otherwise undertake to merge its business assets and liabilities or business operations with any other Person.

(r)   No Modification or Termination of RJ Engagement Letter.  The Borrower shall not terminate or otherwise modify the terms of the RJ Engagement Letter without the prior written consent of the Administrative Agent.  The Borrower represents, warrants and agrees that nothing in this Agreement or the transactions contemplated herein shall be deemed or constitute a “Financing Transaction,” “Restructuring Transaction,” or “Business Combination Transaction” (as such terms are defined in the RJ Engagement Letter) for which a “Financing Transaction Fee,” “Restructuring Transaction Fee,” or “Business Combination Transaction Fee” (as such terms are defined in the RJ Engagement Letter) is due and owing to Raymond James.  The Borrower shall provide to the Administrative Agent at closing a written acknowledgement of Raymond James to the terms of the preceding sentence.

10.   Conditions Precedent.  The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a)   The Borrower, each Guarantor, the Shareholder, the Administrative Agent, and the Required Lenders shall have duly executed and delivered this Agreement.

(b)   The Borrower’s payment in full and in cash of the forbearance fee referred to in Section 9(d) above to each Lender party hereto.

(c)   The Borrower’s payment in full and in cash the invoiced and unpaid fees and expenses of the Administrative Agent’s counsel pursuant to wire transfer instructions provided by or at the direction of the Administrative Agent.

(d)   The receipt by the Administrative Agent of a written acknowledgement by Raymond James pursuant to Section 9(r) above.

(e)  The representations and warranties contained herein shall be true and correct in all material respects as of the date hereof, and no Default or Event of Default, other then the Designated Defaults, shall exist on the date hereof.

(f)   The Administrative Agent shall have received such other certificates, resolutions, documents and agreements as the Administrative Agent may reasonably request.

11.No Waiver of Defaults and Reservation of Rights.   (a)  Neither the Administrative Agent nor any Lender has waived, is hereby waiving, or has any intention of waiving under this Agreement, any Defaults or Events of Default which may be continuing on the date hereof or any Defaults or Events of Default which may occur after the date hereof (whether the same or similar to the Designated Defaults or otherwise), and neither the Administrative Agent nor any Lender has agreed to forbear with respect to any of its rights or remedies concerning any Defaults or Events of Default (other than, during the Forbearance Period, the Designated Defaults to the extent expressly set forth herein), which may have occurred or are continuing as of the date hereof or which may occur after the date hereof.

(b)   Neither any “day-by-day” discretionary extensions of credit by the Administrative Agent and the Lenders nor anything in this Agreement or in any ongoing discussions or negotiations between the Administrative Agent and/or any one or more of the Lenders, on the one hand, and the Borrower and Borrower’s Affiliates, on the other hand, nor any delay on the part of the Administrative Agent or the Lenders in exercising any of their respective rights and remedies under the Credit Agreement, the other Loan Documents and/or applicable law, shall directly or indirectly:  (i) create any obligation to forbear from taking any enforcement action, or to make any further extensions of credit (other than during the Forbearance Period, with respect to the Designated Defaults to the extent expressly set forth herein), (ii) constitute a consent to or waiver of any past, present or future Default or Event of Default or other violation of any provisions of the Credit Agreement or any other Loan Documents, (iii) amend, modify or operate as a waiver of any provision of the Credit Agreement or any other Loan Documents or any right, power, privilege or remedy of the Administrative Agent or any one or more of the Lenders thereunder or under applicable law or constitute an agreement to forbear (other than during the Forbearance Period, with respect to the Designated Defaults to the extent expressly set forth herein) or to restructure the Obligations in any respect or otherwise modify the capital structure of the Borrower or any of its Affiliates, or (iv) constitute a course of dealing or other basis for altering any rights or obligations of Administrative Agent or the Lenders under the Loan Documents or any Obligations of the Borrower under the Credit Agreement, other Loan Documents or any other contract or instrument.  Nothing contained in this Agreement shall confer on Borrower or any other Person any right to notice or cure periods with respect to any Event of Default.

(c)    The Administrative Agent and the Lenders have not waived the Designated Defaults and each of Administrative Agent and the Lenders expressly reserves all of its rights, powers, privileges and remedies under the Credit Agreement, other Loan Documents and/or applicable law including, without limitation, subject to Section 5(b) above solely with respect to the Designated Defaults, its right at any time, as applicable, (i) to determine not to make further Loans or incur further Letter of Credit Obligations under the Credit Agreement as a result of the Designated Defaults and/or to terminate their Commitments to make Loans and incur Letter of Credit Obligations, (ii) to accelerate the Obligations, (iii) to charge the default rate of interest in respect of the Obligations (as of any date from and after the date on which the first Designated Default first occurred) and to enforce the prohibition against incurring, continuing or converting any Loan as or into a Eurodollar Loan, (iv) to commence any legal or other action to collect any or all of the Obligations from any or all of the Borrower, any Guarantor, and any other person liable therefor and/or any Collateral, (v) to foreclose or otherwise realize on any or all of the Collateral and/or as appropriate, set-off or apply to the payment of any or all of the Obligations, any or all of the Collateral, (vi) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, other Loan Documents or applicable law, and (vii) to reject any forbearance, financial restructuring or other proposal made by or on behalf of Borrower, including, without limitation any Proposed Restructuring Plan, or any creditor or equity holder.  Subject to Section 5(b) above, solely with respect to the Designated Defaults, each of Administrative Agent and the Lenders may exercise their respective rights, powers, privileges and remedies, including those set forth in (i) through (vii) above, at any time in its sole and absolute discretion without further notice.  No oral representations or course of dealing on the part of Administrative Agent, any Lender or any of its officers, employees or agents, and no failure or delay by Administrative Agent or any Lender with respect to the exercise of any right, power, privilege or remedy under any of the Credit Agreement, other Loan Documents or applicable law shall operate as a waiver thereof, and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy.

 12.   Acknowledgement of Liens.  The Borrower hereby acknowledges and agrees that the Obligations owing to the Administrative Agent and the Lenders arising out of or in any manner relating to the Loan Documents, as well as all Hedging Liability and Funds Transfer and Deposit Account Liability, shall continue to be secured by Liens on all assets and property of the Borrower, including, without limitation, all accounts, chattel paper, instruments, documents, general intangibles, investment property, deposit accounts, inventory, equipment, fixtures, real estate, and certain other assets and properties of the Borrower pursuant to the Loan Documents heretofore executed and delivered by the Borrower, and nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for thereby as to the indebtedness, obligations, and liabilities which would be secured thereby prior to giving effect to this Agreement.  The Borrower hereby acknowledges, confirms and agrees that the Administrative Agent and the Lenders have and shall continue to have a valid, enforceable and perfected first-priority lien upon and security interest in the Collateral granted to Administrative Agent and the Lenders pursuant to the Loan Documents.

13.   Release, Covenant not to Sue, Acknowledgment. (a)  The Borrower, each Guarantor and the Shareholder (collectively, the “Releasing Parties”) each hereby absolutely and unconditionally releases and forever discharges the Administrative Agent and each Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys, Consultants, representatives and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands or causes of action of any kind, nature or description relating to or arising out of or in connection with or as a result of any of the Obligations, the Credit Agreement, the Contribution Agreement, any other Loan Documents, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which each Releasing Party has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  It is the intention of each Releasing Party in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified.  Each Releasing Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.  Each Releasing Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b)   Each Releasing Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by such Releasing Party pursuant to the above release.  If any Releasing Party or any of its successors, assigns or other legal representations violates the foregoing covenant, such Releasing Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.

(c)   The Borrower hereby acknowledges its status as a Borrower and affirms its obligations under the Credit Agreement and the other Loan Documents and each Releasing Party represents and warrants that, to its knowledge, there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which such Releasing Party may have or claim to have against any Released Party arising with respect to the Obligations, the Credit Agreement, the Contribution Agreement or any other Loan Documents, and each Releasing Party further acknowledges that, as of the date hereof, it does not have any counterclaim, set-off, or defense against the Released Parties, each of which such Releasing Party hereby expressly waives.

14.   Representations, Warranties and Covenants of Borrower.  In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower, each Guarantor and Shareholder, as applicable, hereby represents, warrants and covenants to the Administrative Agent and the Lenders, as of the date hereof and any other date on which representations and warranties are otherwise remade or deemed remade under the Credit Agreement that:

(a)   Representations, Warranties and Covenants.  (i) after giving effect to this Agreement, no representation or warranty of the Borrower contained in the Credit Agreement or any of the Loan Documents, including this Agreement, shall be untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date and (ii) no Default or Event of Default (other than the Designated Defaults) has occurred or is continuing, or would result after giving effect hereto.

(b)   Authorization, Etc.  The Borrower and each Guarantor has the power and authority to execute, deliver and perform this Agreement.  The Borrower and each Guarantor has taken all necessary action (including, without limitation, obtaining approval of its stockholders, if necessary) to authorize its execution, delivery and performance of this Agreement.  No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with the Borrower’s and the Guarantors’ execution, delivery and performance of this Agreement, except for those already duly obtained.  This Agreement has been duly executed and delivered by the Borrower, Guarantors and Shareholder and constitutes the legal, valid and binding obligation of the Borrower, Guarantors and Shareholder enforceable against them, respectively, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor rights generally or by equitable principles relating to enforceability.  The Borrower’s and Guarantors’ execution, delivery or performance of this Agreement does not (i) contravene the terms of any of the Borrower’s or Guarantors’ respective organization documents; (ii) conflict with or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Collateral Documents) upon the property of the Borrower or Guarantors.

15.   Reference to and Effect on Loan Documents.

(a)   Ratification.  Except as specifically provided in this Agreement, the Credit Agreement and the Loan Documents shall remain in full force and effect and the Borrower hereby ratifies and reaffirms each term and condition set forth in the Credit Agreement and in the other Loan Documents, effective as of the date hereof.

(b)   No Waiver.  This Agreement is only applicable and shall only be effective in the specific instances and for the specific purposes for which made or given.  Except as specifically provided in this Agreement, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver or forbearance of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any of the Loan Documents, or constitute a consent, waiver or modification with respect to any provision of the Credit Agreement or any of the Loan Documents, which shall remain in full force and effect.  Upon the effectiveness of this Agreement each reference in (i) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (ii) any Loan Document to “the Agreement” shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Credit Agreement as modified hereby.

16.Affirmation of Guarantors.  (a)  Each Guarantor (as defined in the Guaranty) hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the terms and conditions of this Agreement and any modification of the Loan Documents effected pursuant to this Agreement.  Each Guarantor hereby confirms to the Administrative Agent and the Lenders that, after giving effect to this Agreement, the Guaranty of such Guarantor and each other Loan Document to which such Guarantor is a party continues in full force and effect and is the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.  Each Guarantor further acknowledges, confirms and agrees that Administrative Agent and the Lenders have and shall continue to have a valid, enforceable and perfected first-priority lien (subject only to Permitted Liens) upon and security interest in the Collateral granted to Administrative Agent and the Lenders pursuant to the Loan Documents or otherwise granted to or held by Administrative Agent and the Lenders.

(b)Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Agreement, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the waivers or modifications to the Credit Agreement effected pursuant to this Agreement, (ii) nothing in the Credit Agreement, this Agreement or any other Loan Document shall be deemed to require the consent of such Guarantor to any future waivers or modifications to the Credit Agreement, and (iii) the Lender parties hereto are relying on the assurances provided herein in entering into this Agreement and maintaining credit outstanding to the Borrower.

17.  Shareholder Acknowledgement.  (a)  The Shareholder hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the terms and conditions of this Agreement and any modification of the Loan Documents effected pursuant to this Agreement.  The Shareholder further consents and agrees to the application of the funds in the Cash Collateral Account in the manner provided by Section 9(e) of this Agreement.

(b)   The Shareholder acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Agreement, the Shareholder is not required by the terms of the Credit Agreement or any other Loan Document or Contribution Agreement to consent to the waivers or modifications to the Credit Agreement effected pursuant to this Agreement, (ii) nothing in the Credit Agreement, this Agreement or any other Loan Document or Contribution Agreement shall be deemed to require the consent of the Shareholder to any future waivers or modifications to the Credit Agreement, and (iii) the Lender parties hereto are relying on the assurances provided herein in entering into this Agreement and maintaining credit outstanding to the Borrower.

18.   Miscellaneous.

(a)   Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, except as otherwise provided herein.  The Borrower may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior written consent of the Administrative Agent and the Lenders.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Borrower, the Administrative Agent and the Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries (other than the Released Parties) of any of the terms and provisions of this Agreement.

(b)  Entire Agreement. This Agreement, including all schedules and other documents attached hereto or incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

(c)  Fees and Expenses.  Subject to Section 9(c) above, the Borrower agrees to pay on demand all reasonable fees, costs and out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Administrative Agent pursuant to the Loan Documents or in connection with the preparation, execution and delivery of this Agreement and the other instruments and documents being executed and delivered in connection herewith and the transactions contemplated hereby (the Borrower acknowledges that it will receive summary invoice(s) reflecting only the total amount then due and that such summary invoice(s) will not contain any narrative description of the services provided, and that delivery of such summary invoice(s) shall not in any way constitute a waiver of any right or privilege of the Administrative Agent and the Lenders associated with such invoice(s)).

(d)  Headings. Section and sub-section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(e)   Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)  Conflict of Terms.  Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the Loan Documents, the provision contained in this Agreement shall govern and control.

(g)  Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.  Delivery of an executed signature page to this Agreement by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.

(h)   Incorporation of Credit Agreement.  The provisions contained in Sections 10.16 (Governing Law) and 10.22 (Submission to Jurisdiction; Waiver of Jury Trial) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety, except with reference to this Agreement rather than the Credit Agreement.

(i)   Reviewed by Attorneys.  The Borrower, each Guarantor and the Shareholder represent and warrant to Administrative Agent and the Lenders that it (i) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (ii) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and the documents executed in connection herewith, with such attorneys and other persons and advisors as the Borrower, Guarantors and Shareholder, respectively, may wish, and (iii) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person.  The parties hereto acknowledge and agree that neither this Agreement nor any of the other documents executed pursuant hereto shall be construed more favorably in favor of one party over the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

(j)   Further Assurances.  The Borrower, Guarantors and Shareholder agree to take all further actions and execute all further documents as Administrative Agent may from time to time reasonably request to carry out the transactions contemplated by this Agreement and all other agreements executed and delivered in connection herewith.

[Signature Pages to Follow]

In Witness Whereof, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first set forth above.

“Borrower”

Champion Industries, Inc.

By /s/ Marshall Reynolds
Name: Marshall Reynolds
Title: Chief Executive Officer

“GUARANTORS”

The Chapman Printing Company, Inc., a West Virginia corporation
Stationers, Inc., a West Virginia corporation
Bourque Printing, Inc., a Louisiana corporation
Dallas Printing Company, Inc., a Mississippi corporation
Carolina Cut Sheets, Inc., a West Virginia corporation
Donihe Graphics, Inc., a Tennessee corporation
Smith & Butterfield Co., Inc., an Indiana corporation
The Merten Company, an Ohio corporation
Interform Corporation, a Pennsylvania corporation
CHMP Leasing, Inc., a West Virginia corporation
Blue Ridge Printing Co., Inc., North Carolina corporation
Capitol Business Equipment, Inc., a West Virginia corporation
Thompson’s of Morgantown, Inc., a West Virginia corporation
Independent Printing Service, Inc., an Indiana corporation
Diez Business Machines, Inc., a Louisiana corporation
Transdata Systems, Inc., a Louisiana corporation
Syscan Corporation, a West Virginia corporation
Champion Publishing, Inc., a West Virginia corporation

By /s/Todd R. Fry
Name: Todd R. Fry
Title: Vice President and Chief Financial Officer

”SHAREHOLDER”

Mr. Marshall Reynolds, individually,
/s/ Marshall Reynolds

“Lenders”

Fifth Third Bank, an Ohio banking corporation, as a Lender, as L/C Issuer, and as Administrative Agent

By /s/Paul R. Schubert
Name: Paul R. Schubert
Title: Senior Vice President

Exhibit  A

To Limited Forbearance Agreement and

Third Amendment to Credit Agreement

Amended Schedule 1 to Compliance Certificate

[To be provided upon finalization of Agreement]

Schedule I
to Compliance Certificate

Champion Industries, Inc.

Compliance Calculations
for Credit Agreement dated as of September 14, 2007

(SECTION D BELOW TO BE COMPLETED MONTHLY AND PROVIDED TO ADMINISTRATIVE AGENT ON OR BEFORE THE 20TH DAY FOLLOWING THE FISCAL MONTH THEN ENDED)

Calculations as of _____________, _______

The following sections set forth the financial covenants established in Section 6.20 of the Credit Agreement along with the primary definitions from Section 1.1 of the Credit Agreement used in such covenants.

A worksheet for calculating covenant compliance is set forth at the end of each respective section.
A.Leverage Ratio (Section 6.20(a))
The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending on or about the dates specified below, permit the Leverage Ratio on such date to be greater than:
Fiscal quarter ending on or about:	The Leverage Ratio shall not be greater than:
April 30, 2010	6.50: 1.00
July 31, 2010	6.00: 1.00
October 31, 2010	5.50: 1.00
January 31, 2011	5.00: 1.00
April 30, 2011	4.50:1.00
July 31, 2011	4.25: 1.00
October 31, 2011	4.00: 1.00
January 31, 2012	3.75: 1.00
April 30, 2012 and at each quarter end thereafter	3.50:1.00
“Leverage Ratio” means, as of the date of determination thereof, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of such date to EBITDA for the period of four fiscal quarters then ended; provided that for purposes of this definition, EBITDA  for the fiscal quarter of the Borrower ending July 31, 2009, shall be equal to $2,231,000, EBITDA for the fiscal quarter of the Borrower ending October 31, 2009, shall be equal to $2,882,000 and EBITDA for the fiscal quarter of the Borrower ending January 31, 2010 shall be equal to $2,412,000.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness of the Borrower and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (i) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (j) all Contingent Obligations, it being understood that the term “Indebtedness” shall not include trade payables, accrued payroll and commissions, taxes accrued and withheld, accrued and deferred income taxes and other acquired expenses arising in the ordinary course of business.

“EBITDA” means with reference to any period, Net Income for such period minus (a) non-cash ordinary and extraordinary gains for such period, plus (b) the sum of all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, (ii) federal, state, and local income taxes for such period, (iii) depreciation of fixed assets and amortization of intangible assets for such period, (iv) non-cash, non-recurring extraordinary charges for such period to the extent approved in writing by the Administrative Agent in its sole discretion, and (v) with respect to any period that includes any fiscal month of the Borrower ending on or before April 30, 2012, Restructuring Costs incurred during such period.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that, there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, except to the extent that the Borrower has delivered the financial statements of the Acquired Business for such period, which financial statements shall have been audited by an independent accounting firm reasonably satisfactory to the Administrative Agent, and the Administrative Agent agrees to the inclusion of such net income (or net loss) of such Person and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has a equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

“Subordinated Debt” means Indebtedness owed by the Borrower to Marshall Reynolds under the Subordinated Notes and all other Subordinated Indebtedness.
“Restructuring Costs” means those cash payments made by the Borrower and its Subsidiaries for non-recurring costs and expenses arising from contracts and other commitments that the Borrower and its Subsidiaries have incurred pursuant to the Limited Forbearance Agreement and Third Amendment to Credit Agreement by and among the Administrative Agent, Lender parties thereto, Borrower, Guarantors and Shareholder (“Forbearance Agreement”), including, without limitation, (i) the forbearance fee provided for in Section 9(d) of the Forbearance Agreement, (ii) investment banking advisory fees payable to Raymond James and Associates, Inc. (“Raymond James”) pursuant to the engagement letter dated October 21, 2011 between the Borrower and Raymond James (the “RJ Engagement Letter”), (iii) the reasonable fees and expenses of the CRA incurred pursuant to the CRA Engagement Letter, (iv) the reasonable fees and expenses of any consultant or advisor retained to conduct a valuation of the Borrower’s business, for GAAP reporting or otherwise, (v) the Borrower’s, Lender’s and Administrative Agent’s reasonable legal fees and expenses incurred in connection with the transactions contemplated by this Agreement and (vi) the reasonable fees and expenses of the Consultant retained by the Administrative Agent, provided, however, that the amounts calculated pursuant to clauses (ii), (iii), (iv) and (v) above shall, for the purposes of calculating Restructuring Costs and EBITDA, be capped at (a) $75,000 for the fiscal month ending on or about November 30, 2011; (b) $150,000 for the fiscal month ending on or about December 31, 2011; (c) $200,000 for the fiscal month ending on or about January 31, 2012; (d) $200,000 for the fiscal month ending on or about February 29, 2012; (e) $275,000 for the fiscal month ending on or about March 31, 2012; and (f) $275,000 for the fiscal month ending on or about April 30, 2012, provided, further, that, with respect to any month, any unused cap, as provided for in clauses (a) through (f) above, for that month will carry over and be added to the following month’s cap and the resulting revised monthly cap (after taking into account any such increase caused by the carry over of a prior month’s unused cap) will be the new monthly cap for the purposes of this provision.  The Borrower shall, not later than twenty (20) days after the end of each calendar month, provide the Administrative Agent with a report showing the amount of (x) the cap used for such month, (y) any unused cap that is carried over to the following month, and (z) the revised monthly cap for the following month.  For avoidance of doubt and notwithstanding the terms of the Contribution Agreement, each of the parties hereto agrees that the $2.0 million prepayment of the Term Loans required by Section 9(e) of the Forbearance Agreement shall not be deemed or considered a Restructuring Cost and such payment shall not result in any increase in EBITDA.

A. Leverage Ratio Covenant Compliance Calculation:
	[____________, 20___]				[____________, 20___]
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Aggregate for past 4 quarters	Current
1. Total Funded Debt										$__________
2. Net Income for past 4 quarters	$________	$________	$_________	$________	$________	$________	$________	$________	$_________
3. Non-cash ordinary and extraordinary gains for past 4 quarters	$________	$________	$_________	$________	$________	$________	$________	$________	$_________
4. Line A2 minus Line A3	$________	$________	$_________	$________	$________	$________	$________	$________	$_________

5. Interest Expense for past 4 quarters	$________	$________	$_________	$________	$________	$________	$________	$________	$_________
6. Income taxes for past 4 quarters	$________	$________	$_________	$________	$________	$________	$________	$________	$_________
7. Depreciation and amortization expense for past 4 quarters	$________	$________	$_________	$________	$________	$________	$________	$________	$_________
8. Extraordinary charges for past 4 quarters to extent approved by Administrative Agent	$________	$________	$________	$________	$________	$________	$________	$________	$_________
9. Restructuring Costs for past 4 quarters	$________	$________	$________	$________	$________	$________	$________	$________	$________

10. Sum of Lines A4, A5, A6, A7, A8, and A9 (“EBITDA”)	$________	$________	$_________	$________	$________	$________	$________	$________	$_________
11. Ratio of Line A1 to A10									___: 1.0
12. Line A11 ratio must not exceed									___: 1.0
13. The Borrower is in compliance (circle yes or no)									yes/no

B.Fixed Charge Coverage Ratio (Section 6.20(b))
As of the last day of each fiscal quarter of the Borrower ending on or about the dates specified below, the Borrower shall maintain on such date a Fixed Charge Coverage Ratio of greater than:
Fiscal quarter ending on or about:	The ratio of EBITDA to Fixed Charges shall not be greater than:
April 30, 2010	1.00: 1.00
July 31, 2010	1.00: 1.00
October 31, 2010	1.00: 1.00
January 31, 2011	1.00: 1.00
April 30, 2011	1.10:1.00
July 31, 2011	1.10: 1.00
October 31, 2011	1.10: 1.00
January 31, 2012	1.10: 1.00
April 30, 2012 and at all times thereafter	1.20:1.00

“Fixed Charge Coverage Ratio” means the ratio of (i) EBITDA for the twelve calendar months then ended minus Capital Expenditures during such period not financed with Indebtedness (which, for purposes of this covenant, will not include Revolving Loans) to (ii) Fixed Charges for the same twelve calendar months then ended; provided that for purposes of this definition, the calculation of the Fixed Charge Coverage Ratio on or about April 30, 2010, shall be for the three calendar month period ending on such date; the calculation of the Fixed Charge Coverage Ratio on or about July 31, 2010, shall be for the six calendar month period ending on such date; and the calculation of the Fixed Charge Coverage Ratio on or about October 31, 2010, shall be for the nine calendar month period ending on such date

“EBITDA” definition is set forth in Section A above.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP; provided, that in the event that Syscan Corporation (“Syscan”) purchases that property commonly known as 3000 West Washington Street, Charleston, West Virginia, and the improvements located thereon, for a purchase price equal to $1,500,000 pursuant to the option granted to Syscan in that certain Assignment of Lease dated as of September 1, 2004 between Williams Land Corporation and Syscan, as the same may be amended, supplemented or otherwise modified from time to time, such consideration shall not constitute a Capital Expenditure hereunder.

“Fixed Charges” means, with reference to any period, the sum of (a) all scheduled payments of principal made or to be made during such period with respect to Indebtedness (“Principal Payments”) of the Borrower and its Subsidiaries (for purposes of clarity, Excess Cash Flow payments made pursuant to Section 2.8(b)(iii) of the Credit Agreement do not constitute Principal Payments), plus (b) the cash portion of any Interest Expense paid or to be paid for such period, plus (c) federal, state, and local income taxes paid in cash during such period (for the avoidance of doubt, cash Tax Refunds received during any such period shall not be subtracted from such income taxes paid in cash), plus (d) Restricted Payments made during such period, plus (e) Restructuring Costs.

“Restricted Payments” means the declaration or payment of dividends on or the making of other distributions in respect of any class or series of the Borrower’s capital stock or other equity interests, and the direct or indirect purchase, redemption, or other acquisition or retiring the Borrower’s capital stock or other equity interests or any warrants, options, or similar instruments for the purposes of acquiring the same.

“Restructuring Costs” definition is set forth in Section A above.

The Borrower shall not, as of the last day of each fiscal month of the Borrower ending on or about the dates specified below, permit the EBITDA for the period beginning on or about November 1, 2011 and ending on the month then ended to be less than:
B. Fixed Charge Coverage Ratio Covenant Compliance Calculation:
		[______________, 20___]				[______________, 20___]
		1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Aggregate for past 4 quarters
1. EBITDA from Line A10		$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________
2. Non-financed Capital Expenditures for past 4 quarters		$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________
3. Line B1 minus Line B2		$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________
4. Principal Payments for past 4 quarters		$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________
5. Cash Interest Expense for past 4 quarters		$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________
6. Cash income taxes for past 4 quarters		$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________
7. Restricted Payments for past 4 quarters		$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________
8. Restructuring Costs for past 4 quarters		$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________
9. Sum of Lines B4, B5, B6, B7 and B8 (“Fixed Charges”)		$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________	$_________
10. Ratio of Line B3 to B9										___: 1.0
11. Line B10 ratio must not be less than										___: 1.0
12. The Borrower is in compliance (circle yes or no)										yes/no
C.Intentionally Deleted.
D.Minimum EBITDA (Section 6.20(d))

Fiscal Month ending on or about:	EBITDA for the period beginning on or about November 1, 2011 and ending on the Month then ended shall not be less than:
November 30, 2011	$475,000
December 31, 2011	$925,000
January 31, 2012	$1,575,000
February 29, 2012	$1,990,000
March 31, 2012	$2,830,000
April 30, 2012	$3,580,000
Fiscal Month ending on or about:	EBITDA for the period beginning on or about November 1, 2011 and ending on the Month then ended shall not be less than:
November 30, 2011	$475,000
December 31, 2011	$925,000
January 31, 2012	$1,575,000
February 29, 2012	$1,990,000
March 31, 2012	$2,830,000
April 30, 2012	$3,580,000

“EBITDA” definition is set forth in Section A above.

TO BE COMPLETED MONTHLY AND PROVIDED TO ADMINISTRATIVE AGENT ON OR BEFORE THE 20TH DAY FOLLOWING THE FISCAL MONTH THEN ENDED D. Minimum EBITDA Covenant Compliance Calculation:
1.EBITDA from Line A10	$___________
2.Line D1 must be greater than	$___________
3.The Borrower is in compliance (circle yes or no)	yes/no

E.Maximum Capital Expenditures
During any fiscal year of the Borrower, the Borrower shall not, nor shall it permit any Subsidiary to, expend or become obligated for Capital Expenditures in an aggregate amount in excess of:
The Borrower’s Fiscal year ending on or about:	Capital Expenditures shall not exceed:
October 31, 2010	$2,000,000.00
October 31, 2011	$2,000,000.00
October 31, 2012 and each October 31 thereafter	$2,500,000.00
“Capital Expenditures” definition is set forth in Section B above.

E. Maximum Capital Expenditures Covenant Compliance Calculation:
1.Capital Expenditures for past 4 quarters	$___________
2.Line E1 must be less than	$___________
3.The Borrower is in compliance (circle yes or no)	yes/no

--

F.Minimum Revolving Loan Availability
At all times, the Borrower shall have Excess Availability equal to or greater than $1,000,000.
“Excess Availability” means, as of any time the same is to be determined, the amount (if any) by which (a) the lesser of the Borrowing Base as then determined and computed or the Revolving Credit Commitment as then in effect exceeds (b) the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding.

F. Minimum Revolving Loan Availability Covenant Compliance Calculation:
1.Excess Availability	$___________
2.Line F1 must be greater than or equal to	$1,000,000
3.The Borrower is in compliance (circle yes or no)	yes/no